Exhibit 99.1

Act II Global Acquisition Corp. Reaffirms Whole Earth Brands Transaction with Revised Transaction Terms

7.9x pro forma adjusted 2020 EBITDA

Net leverage of proposed combined company significantly improved to 1.4x from 2.0x

Transaction expected to close in June 2020

New York, NY and Chicago, IL May 11, 2020 – Act II Global Acquisition Corp. (NASDAQ: ACTT) (“Act II”), a special purpose acquisition company, announced today that it entered into an agreement on May 8, 2020 (the “Amendment”) to revise certain terms of its previously announced purchase agreement with certain affiliates of MacAndrews & Forbes Incorporated (the “Sellers”) related to the proposed purchase of the business and operations of Merisant Company (“Merisant”) and MAFCO Worldwide LLC (“MAFCO”).

“We are extremely excited to create Whole Earth Brands, a global, industry leading platform, focused on on-trend branded consumer products and ingredients. The global secular trends driving natural products and a reduction of sugar remain robust, and the businesses have seen resiliency with accelerated growth in retail and e-commerce channels as consumers pivot to in-home consumption as a result of the COVID-19 pandemic. While the current environment has disrupted all of our lives, as well as the capital markets, the organization has rapidly responded to ensure employee safety, business continuity and a channel strategy to capture market share in sweeteners while remaining a trusted supplier to flavors and ingredients customers,” commented Irwin Simon, Executive Chairman of Act II. “Along with MacAndrews & Forbes, we focused on creating a revised transaction structure that will provide Whole Earth Brands with the tools to succeed, significantly improving anticipated net leverage allowing reinvestment in the business to execute an accelerated growth and acquisition strategy. We remain very confident in our near-term and long-term business outlook.”

Enhancements to valuation and leverage

-	The amended transaction terms reflect a valuation of 7.9x pro forma adjusted 2020 EBITDA[1], compared to 8.5x under the transaction terms announced in February 2020.

-	Following the transaction close, reflecting the revised transaction terms, anticipated net leverage will decrease to 1.4x from 2.0x under the transaction terms announced in February 2020.

1Fiscal 2020 financial projections have been revised to reflect market conditions related to COVID-19. The revised projections reflect the current operating environment and year-to-date performance, including the recent trends impacted by the global measures taken to combat the COVID-19 pandemic. Future uncertainties persist with respect to COVID-19, which the Company cannot reasonably predict at this time.

Under the terms of the amended purchase agreement, the transaction is now valued at approximately $516 million at closing, as compared to approximately $586 million in the agreement announced in February, 2020, reflecting a reduction in the aggregate consideration to be paid to the selling equity holders.

Immediately following the closing of the proposed business combination and assuming no redemptions, the Company expects 42.5 million shares of Whole Earth Brands, Inc. common stock, inclusive of those shares issuable to the private placement investors, to be issued and outstanding.

Contacts

Scott Van Winkle / Cory Ziskind

ICR

646-277-1200

scott.vanwinkle@icrinc.com; cory.ziskind@icrinc.com

About Act II Global Acquisition Corp.

Act II is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses that completed its initial public offering in April 2019. Act II focuses on companies in the “better for you” sectors, such as consumer packaged goods and other consumables as well as hospitality, including restaurants. The Company is led by 25-year organic and natural products industry visionary Irwin D. Simon, Executive Chairman.

About Whole Earth Brands

Following the closing, the combined company will be rebranded as Whole Earth Brands. Whole Earth Brands will look to expand its branded products platform through investment opportunities in the natural alternatives and clean label categories across the global consumer product industry. Over time, Whole Earth Brands will look to become a portfolio of brands that Open a World of Goodness™ to consumers and their families. Whole Earth Brands expects to list on the NASDAQ stock exchange in connection with the closing. www.wholeearthbrands.com

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements, such as projected financial information, may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “will,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include statements about our beliefs and expectations contained herein. Such forward-looking statements with respect to strategies, prospects and other aspects of the businesses of Merisant, MAFCO, Act II or the combined company after completion of the business combination are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those expressed or implied by such forward-looking statements.

These factors include, but are not limited to: (1) potential adverse effects of the ongoing global COVID-19 pandemic; (2) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement with respect to the business combination; (3) the outcome of any legal proceedings that may be instituted against Act II, the combined company or others following the announcement of the business combination and the definitive agreement with respect thereto; (4) the inability to complete the business combination due to the failure to obtain approval of the shareholders and/or warrant holders of Act II, to obtain financing to complete the business combination or to satisfy conditions to closing in the definitive agreements with respect to the business combination; (5) changes to the proposed structure of the business combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the business combination; (6) the ability to comply with NASDAQ listing standards following the consummation of the business combination; (7) the risk that the business combination disrupts current plans and operations of Merisant and/or MAFCO as a result of the announcement and consummation of the business combination; (8) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with suppliers, obtain adequate supply of products and retain its management and key employees; (9) costs related to the business combination; (10) changes in applicable laws or regulations; (11) the possibility that Merisant, MAFCO or the combined company may be adversely affected by other economic, business, and/or competitive factors; (12) the inability to achieve estimates of expenses and profitability; (13) the impact of foreign currency exchange rates and interest rate fluctuations on results; and (14) other risks and uncertainties indicated from time to time in the Registration Statement on Form S-4 of Act II, including those under “Risk Factors” therein, and other documents filed (or furnished) or to be filed (or furnished) with the Securities and Exchange Commission by Act II. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Merisant, MAFCO and Act II undertake no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It

In connection with the proposed business combination and warrant amendment, Act II filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 and will mail the definitive proxy statement/prospectus and other relevant documentation to Act II shareholders and Act II warrant holders. This press release does not contain all the information that should be considered concerning the proposed transaction. It is not intended to form the basis of any investment decision or any other decision with respect to the business combination and the warrant amendment. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the federal securities laws.

Act II shareholders and other interested persons are advised to read the preliminary proxy statement and any amendments thereto, and the definitive proxy statement in connection with Act II’s solicitation of proxies for the extraordinary general meetings to be held to approve the proposed transaction and the warrant amendment, because these materials will contain important information about Merisant Company (“Merisant”), MAFCO Worldwide LLC (“Mafco”) and Act II and the proposed transaction and the warrant amendment.

The definitive proxy statement will be mailed to Act II shareholders and warrant holders as of the record date, May 1, 2020. Shareholders will also be able to obtain a copy of the preliminary proxy statement and definitive proxy statement once they are available, without charge, at the SEC’s website at www.sec.gov or by directing a request to Act II at 745 5th Avenue, New York, NY 10151.

Participants in the Solicitation

Act II, Merisant, Mafco and their respective directors and officers and representatives or affiliates may be deemed to be participants in the solicitation of proxies of Act II shareholders in connection with the business combination and of Act II warrant holders in connection with the warrant amendment. Act II shareholders and Act II warrant holders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Act II in the Registration Statement on Form S-4 of Act II. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Act II shareholders in connection with the business combination, and to Act II warrant holders in connection with the warrant amendment, are set forth in the proxy statement/prospectus for the business combination and warrant amendment. Additional information regarding the interests of participants in the solicitation of proxies in connection with the business combination and the warrant amendment will be included in the proxy statement/prospectus that Act filed with the SEC and other documents furnished or filed with the SEC by Act II.